Exhibit 10.41

July 11, 2025

Plus Therapeutics, Inc.

2710 Reed Rd, Suite 160

Houston, TX 77051

Re: Letter of Support (this “Agreement”)

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated as of June 17, 2025 (the “Side Letter”), by and among Plus Therapeutics, Inc. (the “Company”) and each of the other parties party thereto (each, an “Investor” and collectively, the “Investors”), including the undersigned (the “Holder”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Side Letter.

Pursuant to section 5 of the Side Letter, if the Company raises any capital in a Subsequent Financing, the Company is required to remit 90% (the “Subsequent Financing Percentage”) of the proceeds received therefrom (after deducting offering expenses and underwriting discounts and commissions or placement agent fees) to the Investors, until each Investor has received cash equal to such Investor’s Maximum Amount.

To support the Company’s efforts to stay listed on The Nasdaq Stock Market (“Nasdaq”), including maintaining stockholders’ equity above a certain level, the Holder and the Company desire to modify the Side Letter as between the Holder and the Company pursuant to the terms set forth in this Agreement.

In consideration of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Holder and the Company hereby agree as follows:

1. Modification of the Subsequent Financing Percentage. In the event that the Company reasonably believes that, within the 30 days (the “Modification Period”) prior to the end of any fiscal quarter, the Company will have stockholders’ equity in an amount below $3,000,000 as of the end of such fiscal quarter (the “Potential Equity Deficiency”), the Subsequent Financing Percentage shall be modified to 50% for any Subsequent Financing that occurs during the Modification Period pursuant to that certain Purchase Agreement (the “Lincoln Park ELOC Agreement”), dated June 17, 2025, between the Company and Lincoln Park Capital Fund, LLC. Upon the end of the Modification Period, the Subsequent Financing Percentage shall be reverted to 90%, and such percentage shall apply to all Subsequent Financings, including all Subsequent Financings pursuant to the Lincoln Park ELOC Agreement. In the event the Company desires to trigger the modification of the Subsequent Financing Percentage pursuant to this paragraph, the Company agrees to supply the Holder with a pro forma balance sheet to evidence its reasonable belief of the Potential Equity Deficiency approximately 30 days prior to each end of fiscal quarter once the books for prior months are closed.

2. Payment. In the event that the Company’s Nasdaq hearing panel renders a favorable decision regarding the Company’s continued listing on Nasdaq and without depending on any Subsequent Financing, the Company shall, within five (5) business days of such decision, make a payment of $300,000 (or such lesser amount if a lesser amount is required for the Holder to have received its Maximum Amount in cash after giving effect to such payment) to the Holder in immediately available funds by a wire transfer to an account designated by the Holder in writing. Such payment, if required to be made and when made, shall count as cash received by the Holder towards its Maximum Amount.

3. Participation in Subsequent Financings.

(a)

For a period of twelve (12) months beginning from the date hereof, the Holder shall have the right to purchase up to its Pro Rata Portion (as defined below) of the Participation Maximum (as defined below) of the aggregate amount offered by the Company in any Subsequent Financing other than pursuant to the Lincoln Park ELOC Agreement (such Subsequent Financing, a “Qualified Subsequent Financing”) on the same terms, conditions and price offered to the other purchasers in the Qualified Subsequent Financing. To exercise such right, the Holder must respond, within forty-eight (48) hours upon receipt of a notice from the Company that a potential Qualified Subsequent Financing may be available to the Holder, that it intends to participate in such financing pursuant to this Section 3. If the Holder so responds, the Company shall promptly deliver the details of such proposed Qualified Subsequent Financing to the Holder, and the Holder shall then decide whether or not to participate in such financing upon the terms offered.

(b)

As used herein, “Participation Maximum” means (i) 35%, with respect to any Qualified Subsequent Financing intended as a “public offering” under the rules of Nasdaq, and (ii) 50%, with respect to all other Qualified Subsequent Financings, in each case unless the rules of Nasdaq would otherwise prohibit the right granted pursuant to this Section 3 in connection with any right of repayment granted to the Holder under the Side Letter.

(c)

As used herein, “Pro Rata Portion” means the ratio obtained by dividing (x) the Holder’s Maximum Amount, minus the aggregate amount of cash received towards such Maximum Amount pursuant to the Side Letter, by (y) the aggregate amount of the Maximum Amounts of all Investors (including the Holder) who were provided a form of an agreement substantially the same as this Agreement and who are executing such agreements, minus the aggregate amount of cash received towards such Maximum Amounts pursuant to the Side Letter, in each case calculated as of the date hereof.

4. Miscellaneous. This Agreement, together with the Side Letter as between the Company and the Holder, constitutes the entire agreement between the Company and the Holder with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Holder with respect to the subject matter hereof. Except as specifically amended by the terms of this Agreement, the Side Letter shall continue in full force and effect as between the Company and the Holder.

[Signature Pages Follow]

Very truly yours,
HOLDER:

By:
Name:
Title:

SIGNATURE PAGE TO SUPPLEMENTAL AGREEMENT

Acknowledged and accepted:

PLUS THERAPEUTICS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO SUPPLEMENTAL AGREEMENT